                                                              Page 1 of 32 Pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                             Mac-Gray Corporation
                -----------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                -----------------------------------------------
                        (Title of Class of Securities)

                                  554153-10-6
                          --------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

CUSIP No. 554153-10-6             13G                        Page 2 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Sandra E. MacDonald

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           1,069,783
        6  SHARED VOTING POWER

           1,577,750
        7  SOLE DISPOSITIVE POWER

           1,069,783
        8  SHARED DISPOSITIVE POWER

           2,144,417
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,214,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]

   See Item 4.
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   25.5% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
               (File No. 001-13495) filed on November 15, 1999.)


12 TYPE OF REPORTING PERSON*
   IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6             13G                        Page 3 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Richard G. MacDonald

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           31,350
        6  SHARED VOTING POWER

           2,616,183
        7  SOLE DISPOSITIVE POWER

           31,350
        8  SHARED DISPOSITIVE POWER

           3,182,850
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,214,200
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]

   See Item 4.
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   25.5% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
               (File No. 001-13495) filed on November 15, 1999.)


12 TYPE OF REPORTING PERSON*
   IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6             13G                        Page 4 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           566,667
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           566,667
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   566,667
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.49% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
               (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO   (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6             13G                        Page 5 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Whitney E. MacDonald GST Trust-1997

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           148,800
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           148,800
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   148,800
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.2% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
               (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO  (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6             13G                        Page 6 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Jonathan S. MacDonald GST Trust-1997

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5  SOLE VOTING POWER
           148,800


        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           148,800
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   148,800
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   1.2% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
             (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO  (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  554153-10-6         13G                        Page 7 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Robert C. MacDonald GST Trust-1997


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           148,800
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           148,800
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   148,800

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   1.2% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
             (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6        13G                           Page 8 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Whitney E. MacDonald Gift Trust

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           10,450
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           10,450
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   10,450
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   .1% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
              (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6         13G                         Page 9 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Jonathan S. MacDonald Gift Trust

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           10,450
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           10,450
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   10,450
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   .1% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
              (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6          13G                        Page 10 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Robert C. MacDonald Gift Trust

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           10,450
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           10,450
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   10,450
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   .1% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
              (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 554153-10-6          13G                        Page 11 of 32 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The MacDonald Annuity Trust

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [X]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           500,000
        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER

           500,000
        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]
   See Item 4.

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   3.96% (Based upon 12,627,753 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q
              (File No. 001-13495) filed on November 15, 1999.)

12 TYPE OF REPORTING PERSON*
   OO (Trust)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   Page 12 of 32 Pages

                           STATEMENT ON SCHEDULE 13G

Item 1(a).     Name of Issuer:
               --------------

               Mac-Gray Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               22 Water Street
               Cambridge, MA 02141

Item 2(a).     Names of Persons Filing:
               -----------------------

          1.    Sandra E. MacDonald

          2.    Richard G. MacDonald

          3.    The Evelyn C. MacDonald Family Trust for the benefit of Sandra
                E. MacDonald

          4.    The Whitney E. MacDonald GST Trust-1997

          5.    The Jonathan S. MacDonald GST Trust-1997

          6.    The Robert C. MacDonald GST Trust-1997

          7.   The Whitney E. MacDonald Gift Trust

          8.   The Jonathan S. MacDonald Gift Trust

          9.   The Robert C. MacDonald Gift Trust

          10.  The MacDonald Annuity Trust

          The persons enumerated in this Item 2(a) are sometimes hereinafter referred to individually as a "Reporting Person" and collectively as the "Reporting Persons." Pursuant to the filing of this Schedule 13G, the Reporting Persons have executed that certain Joint Filing Agreement attached as Exhibit B hereto.
                                ---------

                                                        Page 13 of 32 Pages

Item 2(b).  Business Mailing Address for all Reporting Persons:
            --------------------------------------------------

            c/o Mac-Gray Corporation
            22 Water Street
            Cambridge, MA 02141

Item 2(c).  Citizenship:
            -----------

            Each Reporting Person who is an individual has United States citizenship.
            Each Reporting Person who is a trust is incorporated within the Commonwealth of Massachusetts.

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock, $.01 Par Value

Item 2(e).  CUSIP Number:
            ------------

            554153-10-6

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            Not Applicable

                                              Page 14 of 32 Pages
Item 4.   Ownership:
          ---------

          A total of 12,627,753 shares of common stock, $.01 par value per share ("Common Stock") of Mac-Gray Corporation (the "Company") were reported in the Company's quarterly report on Form 10-Q (File No. 001-13495) filed on November 15, 1999) as issued and outstanding as of the close of business on November 12, 1999. Statements describing the aggregate amounts of such Common Stock beneficially owned by each Reporting Person, and the number of such shares as to which such Reporting Person has (i) sole voting power,
     (ii) shared voting power, (iii) sole dispository power, and (iv) shared dispository power are made in the Tables listed in Exhibit A attached
                                                        ---------
     hereto. The percentage of the class of Common Stock represented by the aggregate amount of shares beneficially owned by each respective Reporting Person is as indicated on Item 9. of the cover page for each such Reporting Person included in this Schedule.

          Background Information for Item 4. Each Reporting Person, either in
          ---------------------------------
     its capacity as direct owner of Common Stock or as settlor, trustee or beneficiary (as the case may be) of certain trusts (described further below) that hold Common Stock, has voting and or dispository power over shares of Common Stock held subject to the terms of a stockholders' agreement dated as of June 26, 1997 (the "Stockholders' Agreement"). The Stockholders' Agreement is filed as Exhibit 10.2 to the Company's Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission (File No. 333-33669), (the "Registration Statement") pursuant to the Securities Act of 1933, as amended. Given the terms of the Stockholders' Agreement (as described below), the Reporting Persons and the other persons party thereto might be deemed to constitute a "group" holding beneficial ownership of an aggregate total of 6,351,700 shares amounting to 50.3% of the Company's Common Stock for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. However, each Reporting Person disclaims that such Person has agreed to act as a group with the other parties to the Stockholders' Agreement (other than to the extent described in this statement) and such Person disclaims beneficial ownership of shares of Common Stock of the Company other than the amounts of shares reported for each respective Reporting Person in Exhibit A attached hereto.
                                             ---------

                                              Page 15 of 32 Pages

          The parties to the Stockholders' Agreement are the Company and its stockholders Mr. Stewart G. MacDonald, Jr., Ms. Sandra E. MacDonald, Mr. Daniel W. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald(1), The Evelyn C. MacDonald Family Trust for the benefit of Daniel W. MacDonald, The Stewart G. MacDonald, Jr. 1984 Trust, The Daniel W. MacDonald Trust 1988, the New Century Trust, The Whitney E. MacDonald GST Trust-1997(2), The Jonathan S. MacDonald GST Trust-1997(2), The Robert C. MacDonald GST Trust-1997(2), The Whitney E. MacDonald Gift Trust(3), The Jonathan S. MacDonald Gift Trust(3), The Robert C. MacDonald Gift Trust(3), Cynthia V. Doggett and certain other holders (who hold in aggregate a de minimis fraction of the issued and outstanding shares of the Company). The Stockholders' Agreement gives the parties thereto ((who in aggregate hold 6,351,700 shares amounting to 50.3% of the issued and outstanding Common Stock) rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing the Company with rights of second offer to purchase such shares. The Stockholders' Agreement also conveys certain demand and "piggy-back" registration rights to the parties thereto.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                              Page 16 of 32 Pages

     Footnotes to Item 4:
     -------------------

          (1) The trustees of The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald (the "SEM Trust") are
                    R. Robert Woodburn, Jr., Peter C. Bennett (collectively, the "Independent Trustees") and Sandra E. MacDonald, who is also the sole beneficiary of the SEM Trust. Only the Independent Trustees exercise and share voting power over the shares of Common Stock held by the SEM Trust. Each of the Independent Trustees and Sandra E. MacDonald share power to dispose of the shares held by the SEM Trust. The settlor of the SEM Trust is Evelyn C. MacDonald, who retains the right to replace shares of Common Stock held by the Trust with property of equivalent value.

          (2) The sole trustee of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (individually, a "GST Trust", and collectively, the "GST Trusts") is Richard G. MacDonald. The settlor of each GST Trust is Sandra E. MacDonald, who retains the right to replace at any time any shares of Common Stock held by a GST Trust with property of equivalent value. The beneficiaries of all GST Trusts are minors who have no power to vote or dispose of shares held by such GST Trusts.

          (3) The sole trustee of each of The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust and The Robert
                    C. MacDonald Gift Trust (individually, a "Gift Trust", and collectively, the "Gift Trusts") is Richard G. MacDonald. The beneficiaries of all Gift Trusts are minors who have no power to vote or dispose of shares held by such Gift Trusts.

          (4) The sole trustee of the MacDonald Annuity Trust is Sandra E. MacDonald who has sole power to vote and dispose of the shares held in the MacDonald Annuity Trust.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                              Page 17 of 32 Pages

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not Applicable


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Not Applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not Applicable

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

          Not Applicable

Item 9.   Notice of Dissolution of Group:
          ------------------------------

          Not Applicable

Item 10.  Certification:
          -------------

          Not Applicable

                                              Page 18 of 32 Pages

                                  Signatures
                                  ----------

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000


                              /s/ Sandra E. MacDonald
                              __________________________________________________
                              Sandra E. MacDonald, individually and as Trustee and Beneficiary of The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald and as Trustee of The Evelyn C. MacDonald Family Trust f/b/o Daniel
                              W. MacDonald and as Settlor of each of The Whitney
                              E. MacDonald GST Trust-1997, The Jonathan S.
                              MacDonald GST Trust-1997, and The Robert C.
                              MacDonald GST Trust-1997.


                              /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, individually and as Trustee of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, and The Robert C. MacDonald Gift Trust


                              The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald

                         By:  /s/ Sandra E. MacDonald
                              __________________________________________________
                              Sandra E. MacDonald, Trustee


                              The Whitney E. MacDonald GST Trust-1997

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee

                                              Page 19 of 32 Pages


                              The Jonathan S. MacDonald GST Trust-1997

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Robert C. MacDonald GST Trust-1997

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Whitney E. MacDonald Gift Trust

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee
                              The Jonathan S. MacDonald Gift Trust


                              The Jonathan S. MacDonald Gift Trust

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Robert C. MacDonald Gift Trust

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee



                              The MacDonald Annuity Trust

                         By:  /s/ Sandra E. MacDonald
                              __________________________________________________
                              Sandra E. MacDonald, Trustee

                                                             Page 20 of 32 Pages

EXHIBIT A
---------

------------------------------------------------------------------------------------------------------------------------------------
NAME:  Sandra E. MacDonald
------------------------------------------------------------------------------------------------------------------------------------
                 COMMON                             FORM OF BENEFICIAL OWNERSHIP                                         BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
------------------------------------------------------------------------------------------------------------------------------------
Sole Voting        569,783  Direct                                                                                            NO
  Power            500,000  By the MacDonald Annuity Trust, as trustee and settlor with right to replace property
------------------------------------------------------------------------------------------------------------------------------------
Total Sole       1,069,783
  Voting
  Power
------------------------------------------------------------------------------------------------------------------------------------
  Shared         1,100,000  By the Daniel W. MacDonald Trust 1988 as co-trustee                                               YES
  Voting           148,800  By the Whitney E. MacDonald GST Trust-1997 as settlor with right to replace trust property        YES
  Power            148,800  By the Jonathan S. MacDonald GST Trust-1997 as settlor with right to replace trust property       YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as settlor with right to replace trust property         YES
                    10,450  By the Whitney E. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald         YES
                    10,450  By the Jonathan S. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald        YES
                    10,450  By the Robert C. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald          YES
------------------------------------------------------------------------------------------------------------------------------------
  Total          1,577,750
 Shared
 Voting
 Power
------------------------------------------------------------------------------------------------------------------------------------
  Sole             569,783  Direct                                                                                            NO
Dispositive        500,000  By the MacDonald Annuity Trust, as trustee and settlor with right to replace property
  Power
------------------------------------------------------------------------------------------------------------------------------------
Total Sole       1,069,783
Dispositive
  Power
------------------------------------------------------------------------------------------------------------------------------------
  Shared           566,667  By the Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald as co-trustee and beneficiary   NO
Dispositive      1,100,000  By the Daniel W. MacDonald Trust 1988 as co-trustee                                               YES
  Power            148,800  By the Whitney E. MacDonald GST Trust-1997 as settlor with right to replace trust property        YES
                   148,800  By the Jonathan S. MacDonald GST Trust-1997 as settlor with right to replace trust property       YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as settlor with right to replace trust property         YES
                    10,450  By the Whitney E. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald         YES
                    10,450  By the Jonathan S. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald        YES
                    10,450  By the Robert C. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald          YES
------------------------------------------------------------------------------------------------------------------------------------
  Total          2,144,417
  Shared
Dispositive
  Power
------------------------------------------------------------------------------------------------------------------------------------
                                        Aggregated Beneficial Ownership:                                                   3,214,200
------------------------------------------------------------------------------------------------------------------------------------

                                                             Page 21 of 32 Pages

------------------------------------------------------------------------------------------------------------------------------------
NAME:  Richard G. MacDonald
------------------------------------------------------------------------------------------------------------------------------------
                 COMMON                             FORM OF BENEFICIAL OWNERSHIP                                         BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
------------------------------------------------------------------------------------------------------------------------------------
  Sole              10,450  By the Whitney E. MacDonald Gift Trust as sole trustee                                            YES
  Voting            10,450  By the Jonathan S. MacDonald Gift Trust as sole trustee                                           YES
  Power             10,450  By the Robert C. MacDonald Gift Trust as sole trustee                                             YES
------------------------------------------------------------------------------------------------------------------------------------
Total Sole          31,350
  Voting
  Power
------------------------------------------------------------------------------------------------------------------------------------
  Shared           569,783  As husband of Sandra E. MacDonald                                                                 YES
  Voting           500,000  As husband of Sandra E. MacDonald as trustee of the MacDonald Annuity Trust
  Power          1,100,000  As husband of Sandra E. MacDonald as trustee of  the Daniel W. MacDonald Trust 1988               YES
                   148,800  By the Whitney E. MacDonald GST Trust-1997 as trustee                                             YES
                   148,800  By the Jonathan S. MacDonald GST Trust-1997 as trustee                                            YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as trustee                                              YES
------------------------------------------------------------------------------------------------------------------------------------
  Total          2,616,183
  Shared
  Voting
  Power
------------------------------------------------------------------------------------------------------------------------------------
  Sole              10,450  By the Whitney E. MacDonald Gift Trust as sole trustee                                            YES
  Voting            10,450  By the Jonathan S. MacDonald Gift Trust as sole trustee                                           YES
  Power             10,450  By the Robert C. MacDonald Gift Trust as sole trustee                                             YES
------------------------------------------------------------------------------------------------------------------------------------
Total Sole          31,350
Dispositive
  Power
------------------------------------------------------------------------------------------------------------------------------------
  Shared           569,783  As husband of Sandra E. MacDonald                                                                 YES
Dispositive        500,000  As husband of Sandra E. MacDonald as trustee of the MacDonald Annuity Trust
  Power            566,667  By the Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald as spouse of
                               trustee/beneficiary                                                                            YES
                 1,100,000  As husband of Sandra E. MacDonald trustee of the Daniel W. MacDonald Trust 1988                   YES
                   148,800  By the Whitney E. MacDonald GST Trust-1997 as trustee                                             YES
                   148,800  By the Jonathan S. MacDonald GST Trust-1997 as trustee                                            YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as trustee                                              YES
------------------------------------------------------------------------------------------------------------------------------------
  Total          3,182,850
  Shared
Dispositive
  Power
------------------------------------------------------------------------------------------------------------------------------------
                                        Aggregated Beneficial Ownership:                                                   3,214,200
------------------------------------------------------------------------------------------------------------------------------------

                                                Page 22 of 32 Pages

------------------------------------------------------------------------------------
 NAME:  The Evelyn C. MacDonald Family Trust for the Benefit of Sandra E. MacDonald
------------------------------------------------------------------------------------
                      COMMON        FORM OF BENEFICIAL OWNERSHIP        BENEFICIAL
                      STOCK                                             OWNERSHIP
                                                                        DISCLAIMED
------------------------------------------------------------------------------------
Sole Voting             566,667                Direct                       NO
  Power
------------------------------------------------------------------------------------
Total Sole              566,667
  Voting
  Power
------------------------------------------------------------------------------------
  Shared
  Voting
  Power
------------------------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
------------------------------------------------------------------------------------
  Sole                  566,667                Direct                       NO
Dispositive
  Power
------------------------------------------------------------------------------------
  Total Sole            566,667
Dispositive
  Power
------------------------------------------------------------------------------------
  Shared
Dispositive
  Power
------------------------------------------------------------------------------------
  Total
  Shared
Dispositive
  Power
------------------------------------------------------------------------------------
                                  Aggregated Beneficial Ownership:           566,667
------------------------------------------------------------------------------------

                                                Page 23 of 32 Pages

----------------------------------------------------------------------
NAME:  The Whitney E. MacDonald GST Trust-1997
----------------------------------------------------------------------
                COMMON     FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                      OWNERSHIP
                                                           DISCLAIMED
----------------------------------------------------------------------
Sole Voting     148,800                                        NO
  Power
----------------------------------------------------------------------
Total Sole      148,800
  Voting
  Power
----------------------------------------------------------------------
  Shared
  Voting
  Power
----------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
----------------------------------------------------------------------
  Sole          148,800                                        NO
Dispositive
  Power
----------------------------------------------------------------------
 Total Sole     148,800
Dispositive
  Power
----------------------------------------------------------------------
  Shared
Dispositive
  Power
----------------------------------------------------------------------
  Total
   Shared
Dispositive
  Power
----------------------------------------------------------------------
                         Aggregated Beneficial Ownership:      148,800
----------------------------------------------------------------------

                                                Page 24 of 32 Pages

----------------------------------------------------------------------
NAME:  The Jonathan S. MacDonald GST Trust-1997
----------------------------------------------------------------------
                COMMON     FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                      OWNERSHIP
                                                           DISCLAIMED
----------------------------------------------------------------------
Sole Voting     148,800                                        NO
  Power
----------------------------------------------------------------------
Total Sole      148,800
  Voting
  Power
----------------------------------------------------------------------
  Shared
  Voting
  Power
----------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
----------------------------------------------------------------------
  Sole          148,800                                        NO
Dispositive
  Power
----------------------------------------------------------------------
 Total Sole     148,800
Dispositive
  Power
----------------------------------------------------------------------
  Shared
Dispositive
  Power
----------------------------------------------------------------------
  Total
  Shared
Dispositive
  Power
----------------------------------------------------------------------
                         Aggregated Beneficial Ownership:      148,800
----------------------------------------------------------------------

                                                Page 25 of 32 Pages

----------------------------------------------------------------------
NAME:  The Robert C. MacDonald GST Trust-1997
----------------------------------------------------------------------
                COMMON     FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                      OWNERSHIP
                                                           DISCLAIMED
----------------------------------------------------------------------
Sole Voting     148,800                                        NO
  Power
----------------------------------------------------------------------
Total Sole      148,800
  Voting
  Power
----------------------------------------------------------------------
  Shared
  Voting
  Power
----------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
----------------------------------------------------------------------
  Sole          148,800                                        NO
Dispositive
  Power
----------------------------------------------------------------------
 Total Sole     148,800
Dispositive
  Power
----------------------------------------------------------------------
  Shared
Dispositive
  Power
----------------------------------------------------------------------
  Total
  Shared
 Dispositive
   Power
----------------------------------------------------------------------
                         Aggregated Beneficial Ownership:      148,800
----------------------------------------------------------------------

                                                Page 26 of 32 Pages

---------------------------------------------------------------------
NAME:  The Whitney E. MacDonald Gift Trust
---------------------------------------------------------------------
                COMMON   FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                     OWNERSHIP
                                                          DISCLAIMED
---------------------------------------------------------------------
Sole Voting     10,450                                        NO
  Power
---------------------------------------------------------------------
Total Sole      10,450
  Voting
  Power
---------------------------------------------------------------------
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Sole          10,450                                        NO
Dispositive
  Power
---------------------------------------------------------------------
  Total Sole    10,450
Dispositive
  Power
---------------------------------------------------------------------
  Shared
Dispositive
  Power
---------------------------------------------------------------------
  Total
  Shared
Dispositive
  Power
---------------------------------------------------------------------
                        Aggregated Beneficial Ownership:       10,450
---------------------------------------------------------------------

                                                Page 27 of 32 Pages

---------------------------------------------------------------------
NAME:  The Jonathan S. MacDonald Gift Trust
---------------------------------------------------------------------
                COMMON    FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                     OWNERSHIP
                                                          DISCLAIMED
---------------------------------------------------------------------
Sole Voting     10,450                                        NO
  Power
---------------------------------------------------------------------
Total Sole      10,450
  Voting
  Power
---------------------------------------------------------------------
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Sole          10,450                                        NO
Dispositive
  Power
---------------------------------------------------------------------
  Total Sole    10,450
Dispositive
  Power
---------------------------------------------------------------------
  Shared
Dispositive
  Power
---------------------------------------------------------------------
  Total
  Shared
Dispositive
  Power
---------------------------------------------------------------------
                        Aggregated Beneficial Ownership:       10,450
---------------------------------------------------------------------

                                                Page 28 of 32 Pages

---------------------------------------------------------------------
NAME:  The Robert C. MacDonald Gift Trust
---------------------------------------------------------------------
                COMMON    FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                     OWNERSHIP
                                                          DISCLAIMED
---------------------------------------------------------------------
Sole Voting     10,450                                        NO
  Power
---------------------------------------------------------------------
Total Sole      10,450
  Voting
  Power
---------------------------------------------------------------------
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Sole          10,450                                        NO
Dispositive
  Power
---------------------------------------------------------------------
  Total Sole    10,450
Dispositive
  Power
---------------------------------------------------------------------
  Shared
Dispositive
  Power
---------------------------------------------------------------------
  Total
  Shared
Dispositive
  Power
---------------------------------------------------------------------
                        Aggregated Beneficial Ownership:       10,450
---------------------------------------------------------------------

                                                Page 29 of 32 Pages

---------------------------------------------------------------------
NAME:  The MacDonald Annuity Trust
---------------------------------------------------------------------
                COMMON    FORM OF BENEFICIAL OWNERSHIP    BENEFICIAL
                STOCK                                     OWNERSHIP
                                                          DISCLAIMED
---------------------------------------------------------------------
Sole Voting    500,000                                        NO
  Power
---------------------------------------------------------------------
Total Sole     500,000
  Voting
  Power
---------------------------------------------------------------------
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Total
  Shared
  Voting
  Power
---------------------------------------------------------------------
  Sole         500,000                                        NO
Dispositive
  Power
---------------------------------------------------------------------
  Total Sole   500,000
Dispositive
  Power
---------------------------------------------------------------------
  Shared
Dispositive
  Power
---------------------------------------------------------------------
  Total
  Shared
Dispositive
  Power
---------------------------------------------------------------------
                        Aggregated Beneficial Ownership:      500,000
---------------------------------------------------------------------

                                                  Page 30 of 32 Pages
EXHIBIT B
---------
                            JOINT FILING AGREEMENT
                            ----------------------

       This will confirm the agreement by Sandra E. MacDonald, Richard G. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald
Gift Trust and The MacDonald Annuity Trust (collectively, the "Reporting Persons") in connection with that certain Schedule 13G to be filed on or about February 14, 2000, with respect to the common stock, par value $.01 per share (the "Common Stock"), of Mac-Gray Corporation (the "Company") pertaining to the beneficial ownership by the Reporting Persons of shares of such Common Stock (the "Schedule 13G"). The undersigned hereby agree with respect to such filing on Schedule 13G as follows:

       (i) No Reporting Person nor any representative of any Reporting Person makes any representation with respect to, nor bears any responsibility for, any of the information set forth with respect to any other "person" who or which is or becomes a party to or a member of any "group" (as such terms are defined and used in Section 13(g) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G promulgated thereunder) for whom or which information is included in such Schedule 13G.

       (ii) Subject to paragraph (i) above, the undersigned hereby confirm the agreement by and among each of them that the Schedule 13G is being filed on behalf of each of the parties named below.

       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2000


                              /s/ Sandra E. MacDonald
                              __________________________________________________
                              Sandra E. MacDonald, individually and as Trustee and Beneficiary of The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald and The MacDonald Annuity Trust and as Trustee of The Evelyn C. MacDonald Family Trust f/b/o Daniel W. MacDonald and as Settlor of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, and The Robert C. MacDonald GST Trust-1997.

                                                  Page 31 of 32 Pages


                              /s/  Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, individually and as Trustee of each of the Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, and The Robert C. MacDonald Gift Trust


                              The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald

                         By:  /s/ Sandra E. MacDonald
                              __________________________________________________
                              Sandra E. MacDonald, Trustee


                              The Whitney E. MacDonald GST Trust-1997

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Jonathan S. MacDonald GST Trust-1997

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Robert C. MacDonald GST Trust-1997

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee

                                                  Page 32 of 32 Pages


                              The Whitney E. MacDonald Gift Trust

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Jonathan S. MacDonald Gift Trust

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee


                              The Robert C. MacDonald Gift Trust

                         By:  /s/ Richard G. MacDonald
                              __________________________________________________
                              Richard G. MacDonald, Trustee



                              The MacDonald Annuity Trust

                         By:  /s/ Sandra E. MacDonald
                              __________________________________________________
                              Sandra E. MacDonald, Trustee